Exhibit 10.18

WAFER MANUFACTURING AGREEMENT

THIS WAFER MANUFACTURING AGREEMENT (“Agreement”) is entered into as of October 6, 2005, by and between SunPower Corporation, a California corporation (“SunPower”), Cypress Semiconductor Corporation (“Cypress”), a Delaware corporation (“Manufacturer”).

WITNESSETH

WHEREAS, Manufacturer owns and operates semiconductor fabrication facilities where it manufacturers integrated circuits on wafers in support of Manufacturer’s requirements and in support of third parties;

WHEREAS, SunPower desires that Manufacturer manufacture and deliver to SunPower wafers in any of the Manufacturer’s current and future processes. The circuits produced on these wafers will be of SunPower-designed devices in accordance with SunPower’s Contract Specifications (as defined below) and set forth in a Wafer Purchase Order.

WHEREAS, this Agreement shall be void and of no force and effect until the occurrence of the “Separation Date” as defined in that certain Master Separation Agreement (the “Separation Agreement”) between SunPower and Cypress dated as of October 6, 2005, as may be amended from time to time, (hereinafter referred to as the “Effective Date”), at which time this Agreement shall become effective.

NOW THEREFORE, in consideration of the agreements hereinafter set forth and other good and valuable consideration received by each of the parties hereto, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Affiliate or Affiliates. “Affiliate” or “Affiliates” shall mean any corporation, firm, partnership, or other entity, whether de jure or de facto, that directly or indirectly owns, is owned by, or is under common ownership with a party to this Agreement to the extent of at least 50 percent of the equity having the power to vote on or direct the affairs of the entity, and any person, firm, partnership, corporation, or other entity actually controlled by, controlling, or under common control with a party to this Agreement.

Section 1.2. Change of Control. “Change of Control” shall mean (a) such time as Cypress ceases to own at least a majority of the aggregate number of shares of all classes of SunPower’s common stock then outstanding; (b) the consummation of any purchase or acquisition by any person, entity or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) other than Cypress of more than a 40% interest in the total outstanding voting securities or voting power thereof of SunPower, (c) any merger, consolidation, business combination or similar transaction involving SunPower pursuant to which the equity interests held in SunPower and retained following such transaction or issued to or otherwise received in such transaction by the shareholders of SunPower immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (d) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of SunPower representing more than 50% of the book value or fair market value of the assets of SunPower and its subsidiaries taken as a whole, or (e) any liquidation or dissolution of SunPower.

Section 1.3 Contract Manufacturing. “Contract Manufacturing” shall mean and include any or all of the following:

a.	fabrication of Wafers in accordance with the Contract Specifications (as defined in Section 1.4);

b.	procuring materials to be used in such fabrication operations;

c.	performing general accounting and bookkeeping services related to the fabrication of Wafers; and

d.	providing such other services related to the fabrication of Wafers as SunPower may reasonably request from time to time.

Section 1.4. Contract Specifications. “Contract Specifications” shall mean and include any and all designs, drawings, masks, reticles, models, specifications, manufacturing data and procedures, performance data, know-how and other technical information relating to the design, manufacture and/or operation of the Wafers, which are provided by SunPower to Manufacturer for the purpose of manufacturing and reworking Wafers pursuant to this Agreement.

ARTICLE II

SUPPLY

Section 2.1. Supply. Manufacturer hereby agrees to manufacture and sell wafers to SunPower and SunPower hereby agrees to purchase the Wafers from Manufacturer in accordance with and subject to the terms and conditions hereof. All Manufacturer fabrication performed under this Agreement shall be done, to the extent possible, at the Cypress Round Rock, TX facility.

Section 2.2. Contract Specifications. From time to time during the term of this Agreement, SunPower shall provide Manufacturer with data and documents embodying the Contract Specifications required to permit Manufacturer to fabricate the Wafers. Manufacturer’s obligation to perform under Section 2.1 shall be subject to Manufacturer’s approval and acceptance of the Contract Specification provided by SunPower. The Contract Specifications that are presently being used by Manufacturer to fabricate wafers for SunPower are deemed approved and accepted by Manufacturer. Manufacturer will not unreasonably withhold approval or consent to Contract Specifications that are commercially reasonable variations of the Contract Specifications that are presently being used by Manufacturer to fabricate wafers for SunPower;

provided, that Manufacturer will not be required to purchase additional equipment or supplies, license third party technology, modify existing processes or otherwise incur any additional expenses that are either outside of the ordinary course of business or are not fully reimbursed by SunPower or incur any other difficulties in order to support the SunPower Contract Specification and any of the foregoing shall constitute reasonable grounds for Manufacturer to withhold approval or consent to Contract Specifications.

Section 2.3. Forecasts: Product Orders. SunPower agrees that it will provide Manufacturer with a written six-month rolling forecast of SunPower’s anticipated volume requirement for Wafers, at least ten (10) days prior to the start of Manufacturer’s fiscal quarter, which forecast shall specify the codes and quantities of Wafers desired by SunPower and a proposed delivery date. The first three (3) months of such forecast shall be firm and shall constitute a firm purchase order (“Order”). Provided the Order is in accordance with the terms and conditions of this Agreement and Manufacturer has accepted SunPower’s Contract Specifications, such Order shall be deemed accepted by Manufacturer. Manufacturer shall arrange for the shipment and insurance of such Wafers, as directed by SunPower or its authorized representative, the cost of which shall be borne by SunPower. Manufacturer shall exercise its best efforts to supply the Wafers to SunPower in accordance with the delivery date specified in the Order or a separate delivery schedule agreed to in writing by the parties.

Section 2.4 Cancellation. If SunPower cancels a firm Order, SunPower shall nevertheless be liable for and pay Manufacturer the Purchase Price (as defined in Section 3.1 herein) for such Wafers, provided, that SunPower may without liability reschedule up to 20% of the units covered by a firm Order one time for an additional period not to exceed 60 days. In addition, as to Wafers not yet started, SunPower may change product mix within the process platform within the first three (3) months of the forecast.

Section 2.5. Quality Standards. Manufacturer shall exercise its best efforts to utilize adequate equipment, machinery, production methods and manufacturing quality control procedures to ensure that the Wafers meet the Contract Specifications and comply with Cypress’ then-current internal quality standard policies.

Section 2.6. Right of Inspection. SunPower and/or its agents and representatives shall have the right to inspect the Wafers, both finished and in the process of manufacture at any time during Manufacturer’s normal business hours. Manufacturer shall implement any changes requested by SunPower in the manner in which Manufacturer manufactures, rebuilds, stores or ships the Wafers, which changes are necessary to bring the Wafers into conformance with the Contract Specifications.

Section 2.7 Shipment Terms. All shipments are F.O.B. Manufacturer’s plant. Title to products and risk of loss shall pass to SunPower upon delivery to the carrier at the shipping point. In the event of a conflict between Manufacturer’s standard terms and conditions for the sale of good and this Section 2.7, the terms set forth in this Section 2.7 shall control.

ARTICLE III

PRICING; PAYMENTS

Manufacturer shall offer SunPower pricing that is consistent with the then current Cypress specification entitled “Transfer Pricing Methodology” (the “Purchase Price”). Manufacturer will communicate the Purchase Price for the fiscal quarter in which the Effective Date falls within ten (10) days of the execution of this Agreement. Thereafter, Manufacturer will communicate to SunPower the Purchase Price for the upcoming fiscal quarter during the last week of each of Manufacturer’s fiscal quarters. The Purchase Price for the Contract Manufacturing for each quarter shall be payable by SunPower to Manufacturer no later than fifteen (15) calendar days following invoice (“Grace Period”). All Purchase Price amounts shall be payable in United States dollars. Interest shall accrue at the rate of LIBOR plus 1.0% per annum from the expiration of the 15-day Grace Period.

ARTICLE IV

INDEMNIFICATION

Section 4.1. Indemnification by SunPower. SunPower, at its own expense, shall defend, indemnify and hold Manufacturer harmless from and against any and all expenses, costs, losses, liabilities, and/or damages incurred in connection with any and all claims, suits and/or actions brought against Manufacturer but only to the extent such suit is based upon a claim of infringement relating to the Contract Specification. Manufacturer shall give SunPower prompt written notice of any such infringement. Manufacturer shall be permitted to retain control over the settlement or resolution of any such claim subject to indemnification under this Section 4.1, including right to settle or to conduct the defense thereof, provided they provide SunPower with complete access to all information regarding such claim, resolution, settlement (real or proposed) or defense. No cost or expense shall be incurred on behalf of Manufacturer without SunPower’s written consent, such consent not to be unreasonably withheld. In the event that the Wafers supplied hereunder by Manufacturer in the form as specified above are found or held to constitute infringement or violation and that their use is enjoined, if and only if this is due to infringement by SunPower’s intellectual property and not in any way due to infringement by Manufacturer’s intellectual property, the Manufacturer may immediately terminate this Agreement (except for the provisions that survive such termination) and the Manufacturer may under this condition only, in addition to any other remedies it may have, retain all monies paid to it by SunPower hereunder. This provision shall survive any expiration or termination of this Agreement. SunPower shall not be responsible in any manner whatsoever for any settlement made by Manufacturer without SunPower’s written permission or for any costs incurred by Manufacturer that are or were associated with such settlement and/or activities reasonably related to or reasonably leading to such settlement.

Section 4.2 Indemnification by Manufacturer. The Manufacturer, at its own expense, shall defend, indemnify and hold SunPower harmless from and against any and all expenses, costs, losses, liabilities, and/or damages incurred in connection with any and all claim, suits and/or actions brought against SunPower, but only to the extent based on a claim that the manufacturing, assembling, product testing or packaging process employed by Manufacturer infringes or violates any patent, copyright or other intellectual property right of a third party and only to the extent such claim or action: (i) is attributable solely to Manufacturer’s design or manufacturing, assembly, testing processes or, (ii) arises out of, in relation to or in connection with the unauthorized use of SunPower’s Contract Specification or SunPower’s proprietary information. Notwithstanding anything to the contrary, Manufacturer shall not have any liability, and shall not have any defense or indemnification obligations, with respect to any claim or action to the extent arising out of or relating to (i) any portions of the Contract Manufacturing specified by SunPower or (ii) any other materials, designs, or other items provided or specified by SunPower. No cost or expense shall be incurred on behalf of SunPower without the Manufacturer’s written consent. Manufacturer shall indemnify and hold SunPower harmless from and against any cost, damages and fees reasonably incurred by SunPower that are attributable to such claim or action; provided that: (a) SunPower gives Manufacturer reasonably prompt notice in writing of any such claim or action and permits Manufacturer, through counsel of its choice, to defend such claim or action; and (b) SunPower provides Manufacturer with information, assistance and authority, at Manufacturer’s expense, to enable Manufacturer to defend such claim or action. This provision shall survive any expiration or termination of this Agreement. Manufacturer shall not be responsible in any manner whatsoever for any settlement made by SunPower without Manufacturer’s written permission or for any costs incurred by SunPower that are or were associated with such settlement and/or activities reasonably related to or reasonably leading to such settlement.

4.2.1	In the event of an infringement for which Manufacturer has responsibility under this Section 4.2, Manufacturer shall have the right to, as Manufacturer’s sole obligation and SunPower’s sole remedy on a going forward basis, to:

4.2.1.1	procure for SunPower from the person(s) claiming infringement the right to use, distribute and sell the Wafer;

4.2.1.2	modify the allegedly infringing item to make it non-infringing, or substitute the allegedly infringing item with a non-infringing one, provided that the functionality or performance of the modified or substituted item remains substantially the same and in any event meets SunPower’s reasonable satisfaction; or

4.2.1.3	if the foregoing are not commercially practicable, terminate this Agreement and refund any monies paid by SunPower to Manufacturer for Wafers not yet delivered.

This Section 4.2.1 states Manufacturer’s and SunPower’s entire liability and obligation with respect to intellectual property infringement or claims therefor and is expressly subject to Article VII (Limitation of Liabilities).

Section 4.3 Procedures. Disputes, controversies and claims hereunder shall be subject to the terms of Section 3.3 of the Separation Agreement and Section 1.5, Section 1.6 and Article II of the Indemnification and Insurance Matters Agreement attached as Exhibit A to the Separation Agreement.

ARTICLE V

U.S. EXPORT CONTROLS

Manufacturer specifically acknowledges that certain of the technical data used in performing the Contract Manufacturing under this Agreement may be subject to United States export and related controls. In the exercise of its rights and the performance of its duties hereunder, Manufacturer shall comply strictly with all requirements of the Export Administration Regulations or other applicable regulations of the United States government. Without limiting the generality of the foregoing obligation, Manufacturer hereby expressly agrees that, without the prior written authorization of SunPower and the appropriate United States governmental agency, Manufacturer will not, and will cause its representatives to agree not to (a) export, re-export, divert or transfer any of such technical data, or any direct product thereof, to any country to which such transfer is then prohibited by export or other regulations of the United States government; or (b) export, re-export, divert or transfer any of such technical data, or any direct product thereof, to any national of any country to which such transfer is then prohibited by export or other regulations of the United States government. Manufacturer shall make its records available to SunPower at SunPower’s reasonable request and expense, in order to permit SunPower to confirm Manufacturer’s compliance with its obligations as set forth in this Article V.

ARTICLE VI

TERM AND TERMINATION

Section 6.1. Term. The term of this Agreement shall be for a period of three years from the Effective Date, unless terminated earlier as provided in this Article VI.

Section 6.2. Termination at Will. This Agreement may be terminated at any time by the unanimous written consent of the parties.

Section 6.3. Termination for Cause. Any party shall have the right to terminate this Agreement at any time, by giving written notice to the party in default on the occurrence of any of the following events:

a.	The default of a party with respect to any of its obligations under this Agreement, and its failure to cure any such default within thirty (30) days following the date of notice to it from another party identifying such default;

b.	Any act, determination, filing, judgment, declaration, notice, appointment of receiver or trustee, failure to pay debts, or other events under any law applicable to a party indicating the insolvency or bankruptcy of the party;

c.	The taking of any extraordinary governmental action, including, without limitation, seizure or nationalization of assets, stock or other property relating to a party; or

d.	Any other event that shall cause a party to have concern about the financial stability of another party.

Section 6.4. Termination upon Change of Control. Notwithstanding Section 6.1, Manufacturer shall have the right to terminate this Agreement without cause upon a Change of

Control of SunPower. Termination under this Section 6.4 shall be effective upon thirty (30) days prior written notice to SunPower, provided that if such termination is pursuant to a Change of Control of SunPower proximately caused solely by sales or distributions by Cypress of shares of SunPower capital stock, then such termination shall be effective upon sixty (60) days prior written notice to SunPower. In the event of termination pursuant to this Section 6.4, the Parties hereto reserve the right to negotiate in good faith mutually agreeable terms under which the manufacturing arrangement set forth in this Agreement may continue, which terms shall be memorialized in an Agreement to be signed within sixty (60) days of the effective date of termination pursuant to this Section 6.4.

Section 6.5 Effect of Termination of this Agreement. In the event of a termination of this Agreement pursuant to this Article VI, the parties shall negotiate in good faith to determine a reasonable winding-up procedure.

ARTICLE VII

WARRANTY, DISCLAIMER AND LIMITATION OF LIABILITY

Section 7.1 Wafer Warranty. Manufacturer represents and warrants to SunPower that the Wafers delivered pursuant to this Agreement, at the time of delivery and for a period of twelve (12) months thereafter, shall: (i) be free from defects in material or workmanship, and (ii) conform to SunPower’s Contract Specification attached to or accompanying SunPower’s purchase order, provided Cypress has previously approved and accepted such Contract Specification. SunPower’s exclusive remedy for a breach of this warranty and Manufacturer’s obligations with respect to defective Wafers delivered hereunder shall be limited to, at the sole discretion of Manufacturer, either replacement of the defective or non-conforming Wafer(s) or a refund of the Purchase Price paid therefore.

Section 7.2 Exclusions. The warranty provided herein shall not apply to defects or claims due to abuse, misuse, accident, alteration, neglect, conditions outside the specification or design provided by SunPower, unauthorized repair, improper application or combination with products or other items not provided by Manufacturer. No warranty is provided with respect to applications where failure to perform can reasonably be expected to result in significant injury (including, without limitation, navigation, weaponry, aviation or nuclear equipment, or for surgical implant or to support or sustain life). SunPower will indemnify, defend and hold harmless Manufacturer from all claims, damages and liabilities arising out of any of matters excluded under this Section 7.2.

Section 7.3 Disclaimer. CONTRACTOR EXPRESSLY DISCLAIMS ANY WARRANTY OF SUNPOWER’S CIRCUIT PERFORMANCE REQUIREMENTS. THE EXPRESS WARRANTY GRANTED ABOVE SHALL EXTEND DIRECTLY TO SUNPOWER AND NOT TO SUNPOWER’S CUSTOMERS, AGENTS OR REPRESENTATIVES AND EXCEPT FOR WARRANTY OF TITLE, IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND MERCHANTABILITY, SUCH OTHER WARRANTIES BEING SPECIFICALLY DISCLAIMED BY CONTRACTOR. THE EXCLUSIONS AND DISCLAIMERS SET FORTH HEREIN APPLY TO ANY WAFERS, SERVICES OR OTHER

ITEMS PROVIDED BY CONTRACTOR TO SUNPOWER IN CONNECTION WITH THIS AGREEMENT.

Section 7.4 Limitation of Liability. IN NO EVENT SHALL CONTRACTOR BE LIABLE TO SUNPOWER OR VICE VERSA FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES WHATSOEVER IN CONNECTION WITH THIS AGREEMENT, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR CERTAINTY OF SUCH DAMAGES. IN NO EVENT SHALL CONTRACTOR’S LIABILITY FOR ANY BREACH OR ALLEGED BREACH OF THIS AGREEMENT EXCEED THE TOTAL AMOUNT OF MONEY PAID FOR WAFERS SOLD HEREUNDER FOR THE ONE YEAR PERIOD IMMEDIATELY PRECEDING THE ACCRUAL OF SUCH CLAIM. IN NO EVENT SHALL SUNPOWER’S LIABILITY FOR ANY BREACH OR ALLEGED BREACH OF THIS AGREEMENT EXCEED THE TOTAL AMOUNT OF PURCHASE ORDERS SUBMITTED AND ACCEPTED HEREUNDER FOR THE ONE YEAR PERIOD IMMEDIATELY PRECEDING THE ACCRUAL OF SUCH CLAIM.

ARTICLE VIII

CONFIDENTIAL INFORMATION

Section 8.1 Confidential Information. For the avoidance of doubt, the provisions of Section 3.6 of the Separation Agreement shall govern the confidentiality restrictions applicable to information that is subject to this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Notices. Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement shall be in writing, signed by the person giving such notice, election, offer, acceptance, or demand and shall be delivered personally, or sent by registered or certified mail, return receipt requested or delivered by overnight delivery service to the party, at the addresses below or such other address as may be supplied in writing. The date of personal delivery or the date of mailing, as the case may be, shall be the date of such notice, election, offer, acceptance, or demand.

If to SunPower:	SunPower Corporation
430 Indio Way
Sunnyvale, CA 94085
Attn: Emmanuel Hernandez, CFO

If to Manufacturer:	Cypress Semiconductor Corporation
198 Champion Court
San Jose, CA 95134
Attn: Brad Buss, CFO

Section 9.2. Force Majeure. If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, on giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

Section 9.3. Assignment. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person. Neither Party may assign their respective rights or obligations under this Agreement without prior written consent from the other Party.

Section 9.4. Amendment. No change, modification, or amendment of this Agreement shall be valid or binding on the parties unless such change or modification shall be in writing signed by the party or parties against whom the same is sought to be enforced.

Section 9.5. Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which the party may be lawfully entitled.

Section 9.6. Further Assurances. Each party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Agreement.

Section 9.7. No Waiver. The failure of any party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement

Section 9.8. Entire Agreement. This Agreement and its Exhibits attached hereto and incorporated herein by this reference, the ordering information on SunPower’s Contract Specification and Manufacturer’s order acknowledgments, constitute the entire Agreement between the parties relative to the manufacture, supply, purchase and sale of the Wafers hereunder. This Agreement supersedes and replaces all prior or contemporaneous agreements, written and verbal, between the parties regarding the Wafers. Any addition to or modification of this Agreement shall not be binding unless in writing and signed by authorized representatives of both parties.

Section 9.9. Captions. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

Section 9.10. Number and Gender. Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular, and the gender of any pronoun shall include all genders.

Section 9.11. Counterparts. This Agreement may be executed in multiple copies, each of which shall for all purposes constitute an Agreement, binding on the parties, and each partner hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

Section 9.12. Applicable Law. THIS AGREEMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, U.S.A., EXCLUDING ITS RULES GOVERNING CONFLICTS OF LAWS. THE COURTS LOCATED WITHIN CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO ADJUDICATE ANY DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. ALL PARTIES SPECIFICALLY CONSENT TO THE EXERCISE OF PERSONAL JURISDICTION BY SUCH COURTS.

Section 9.13. Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

Section 9.14. Costs and Expenses. Unless otherwise provided in this Agreement, each party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

Section 9.15 Relationship of Parties. The parties hereto intend to establish a relationship of manufacturer/supplier and customer and as such are independent contractors with neither party having authority as an agent or legal representative of the other to create any obligation, express or implied, on behalf of the other.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their duly authorized officers.

Cypress Semiconductor Corporation	SunPower Corporation

Brad Buss	Emmanuel Hernandez
Vice-President, Finance & Administration,	Chief Financial Officer
Chief Financial Officer